Agency Contact:                                         Company Contact:
 Neil Berkman Associates                                 Chad Kalebic
 (310) 277-5162                                          Chief Financial Officer
 info@BerkmanAssociates.com                              (818) 753-1990


                      NETTER DIGITAL ENTERTAINMENT WILL
              CLOSE ITS DISCONTINUED VIDESSENCE, INC. SUBSIDIARY


     NORTH HOLLYWOOD, CA, March 15, 2000...Netter Digital Entertainment, Inc. (NASDAQ:NETT) announced today that it has ceased operations at its discontinued Videssence, Inc. subsidiary. Videssence has been classified and operated as a discontinued operation since December 31, 1998. The Company is continuing its efforts to find a buyer for Videssence, but as there can be no assurance of a sale, it expects to incur a non-cash charge of up to $1.8 million in the quarter ending March 31, 2000.

About Netter Digital
     Netter Digital Entertainment, Inc. acquires, develops and produces television series and made-for-television and theatrical movies, and provides post-production, 3-D and special effects animation services, to the television, movie and video game industries. The Company produced "Babylon 5" and "Crusade" in association with J. Michael Straczynski for Warner Bros. and Turner Network Television. The Company also produced the all 3-D animated children's series "Voltron: The Third Dimension," for World Events, Inc., which is syndicated worldwide.



The statements contained in this release that are not historical facts may be deemed to contain forward-looking statements with respect to events, the occurrence of which involve risks and uncertainties including, without limitation, demand and competition for the Company's products, and other risks or uncertainties detailed in the Company's filings with the Securities and Exchange Commission.